Exhibit 10.10

[INTERMEDIA LETTERHEAD]

March __, 2021

Jonathan McCormick

Email: ____________________

Dear Jonathan:

We are pleased to offer you severance terms that recognize your continued contributions to Intermedia.net, Inc. (“Intermedia” or the “Company”) and better align your severance to that of similarly situated executives of our peers. This letter is an addendum to your letter dated August 3, 2007 and any amendments and addenda thereto (the “Prior Letter”) and, to the extent there is any conflict between this letter and the Prior Letter, the terms of this letter will control.

•	Severance Benefits:

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In the event you are terminated from Intermedia for a reason other than Cause (as defined in the Incentive Unit Grant Agreement between you and Ivy Parent Holdings, LLC dated as of April 10, 2017 (the “IU Grant Agreement”)), death or disability, or if you resign from your employment with Intermedia for Good Reason (as defined in the IU Grant Agreement), you will be eligible to receive separation benefits in exchange for you timely signing and not revoking a Separation Agreement and General Release (as further described below). Your separation benefits will include payment equal to twelve (12) months of your then current base salary payable in semi-monthly installments. At the sole discretion of the Compensation Committee, you will be considered for a bonus payment under the terms of the bonus plan in effect at the time of your separation. Additionally, you will be eligible to continue your employee health care coverage via COBRA. Intermedia will subsidize a portion of the costs (current company contribution plus COBRA administration costs) for an initial twelve (12) months (or until your eligibility for COBRA ends, if earlier), and your costs will equal the employee rate for the benefits elected during the coverage plan year(s). Your contribution rate may change from year to year based on benefit rate changes.

Notwithstanding the foregoing, if Intermedia determines, in its sole discretion, that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Intermedia instead will provide you a taxable lump sum payment in an amount equal to twelve (12) times the monthly COBRA premium that Intermedia would be required to pay to continue the group health coverage for you and your dependents in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you or your eligible dependents elect COBRA continuation coverage.

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The receipt of any separation benefits pursuant to this letter will be subject to you signing and not revoking a Separation Agreement and General Release; provided that such Separation Agreement and General Release is effective within sixty (60) days following your termination of employment or such shorter period specified in the Separation Agreement and General Release (the “Release Deadline”). No separation benefits will be paid or provided until the

Separation Agreement and General Release becomes effective. Subject to any payment delay necessary to comply with Section 409A (as defined below), your separation benefits under this letter that would be considered Deferred Compensation (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.

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It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (collectively, “Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. You and Intermedia agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”). All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.

We are very excited to have you continue as a key contributor to the team! We trust that your assignment with the Company will continue to be both challenging and rewarding. I look forward to continuing to work with you!

Best Regards,

Michael Gold

Chief Executive Officer

ACCEPTED AND AGREED:

I accept the agreement with Intermedia.net, Inc. subject to the terms and conditions set out in this letter.

Jonathan McCormick

Date Signed

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